EXHIBIT 21.1

TURBOSONIC TECHNOLOGIES, INC.

SUBSIDIARIES

Name	State of Incorporation	% Ownership
TurboSonic Canada, Inc.	Canada (Ontario)	100%
TurboSonic Inc.	Canada (Ontario)	100%